Exhibit 2.6
                              USED KAR PARTS, INC.

                              REPURCHASE AGREEMENT

         This Agreement is entered into as of June 24, 2004 by and between Used Kar Parts, Inc., a Florida corporation (the "Company"), and Panetta Partners Ltd., a Colorado limited partnership ("Shareholder").

                                    RECITALS

         A. Prior to the date of this Agreement, the Shareholder purchased from the Company 2,000,000 shares of common stock, $.001 par value per share, of the Company (the "Old Common Stock") of which Shareholder owns 1,980,012 shares as of the date hereof.

         B. The Company is entering into Purchase Agreements of even date herewith pursuant to which several investors (the "Investors") are purchasing from the Company an aggregate of up to 2,750,000 shares of the Company's common stock (after giving effect to a 111 for 1 stock split, the "New Common Stock") to provide funds for an acquisition of Xenomics, a California corporation.

         C. The Investors are willing to purchase shares of New Common Stock and the shareholders of Xenomics are willing to exchange shares of Xenomics for shares of New Common Stock if Shareholder significantly reduces its proportion of ownership in the Company.

                                   AGREEMENTS

         In consideration of the foregoing and the other provisions set forth herein, the parties hereby agree as follows:

1. PURCHASE

         (a) Subject to the representation and warranties of Shareholder BELOW, the Company hereby agrees to purchase 1,971,734 shares of Old Common Stock (the "Purchased Shares") from the Shareholder for the aggregated price of $500,000 out of the proceeds of the sale of New Common Stock (the "Purchase Price").

         (b) The closing of the purchase shall occur simultaneously with the closing of the purchase of New Common Stock by the Investors by delivery of the sum of $500,000 to Purchaser.

         (c) This Agreement shall serve as a written instruction of the Shareholder to the company to record the transfer of the Purchased Shares to the Company and, at the Company's option, the cancellation of the Purchased Shares.

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2. REPRESENTATIONS OF THE SHAREHOLDER

         The Shareholder represents and warrants to the Company as of the date of this Agreement and as of the date of the Closing as follows:

                  (a) Ownership of Stock. Shareholder is the lawful owner of the Purchased Shares free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind. Shareholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Purchased Shares so owned by such Shareholder pursuant to this Agreement and the delivery to the Company of the Purchased Shares by such Shareholder pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

                  (b) Authority to Execute and Perform Agreement; No Breach. Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Purchased Shares and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery by, and enforceability against, the Company, constitutes the valid and binding obligation of Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by Shareholder or in connection with the execution and delivery by Shareholder of this Agreement and consummation and performance by them of the transactions contemplated hereby, other than as set forth on Schedule 1.2. The execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by Shareholder will not:

         (i) knowingly violate, conflict with or result in the breach of any of the material terms of, or constitute (or with notice or lapse of time or both would constitute) a material default under, any contract, lease, agreement or other instrument or obligation to which Shareholder is a party or by or to which any of the properties and assets of Shareholder may be bound or subject;

         (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which either Shareholder or the securities, assets, properties or business of Shareholder is bound; or

         (iii)    knowingly violate any statute, law or regulation.

         (c) Restrictive Agreements. Shareholder is not subject to, or a party to, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other

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restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, compliance by Shareholder with the terms, conditions and provisions of which would restrict the ability of the Company to acquire any property or conduct its business as conducted or proposed to be conducted.

         (d) Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Shareholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

3. COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. AMENDMENT

         This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by Shareholder and on behalf of the Company and approved by its Board of Directors.

5. GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

6. ARBITRATION

         Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the parties or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Arbitration proceedings shall be conducted in New York, New York.

7. NOTICES

         All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified,
(b) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (c) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery and addressed as set forth in
(d), or (d) five days after deposit with the United States Post Office, postage

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prepaid, and addressed as follows: (i) if to Shareholder, to 1275 First Avenue,
Suite 296, New York, NY 10021, at the address and facsimile number of the Company's then current executive offices; (ii) if to the Company, at the address and facsimile number of the Company's then current executive offices; or (iii) to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

8. SEVERABILITY

         If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

9. ENTIRE AGREEMENT

         This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         USED KAR PARTS, INC.



                                         By: /s/ Christoph Bruening
                                            ------------------------------------
                                            Christoph Bruening, President



                                         PANETTA PARTNERS LTD.



                                         By: /s/ Gabriel M. Cerrone
                                            ------------------------------------
                                            Gabriel M. Cerrone, Managing Partner

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